Exhibit 99.1

FOR IMMEDIATE RELEASE: MAY 7, 2019

LEGGETT ANNOUNCES ANNUAL MEETING RESULTS

AND ELECTION OF TWO NEW BOARD MEMBERS

Carthage, MO, May 7, 2019 —

•	Annual Meeting addressed three items of business; voting aligned with Board recommendations

•	Board announced the election of two new Board members, Mark Blinn and Jai Shah

Annual Meeting Results

The annual meeting of Leggett & Platt shareholders was held this morning in Carthage, Missouri. Shareholders elected as directors the eight nominees proposed by the Board; ratified the selection of PricewaterhouseCoopers as the Company’s independent registered public accountant for 2019; and endorsed the compensation of the Company’s named executive officers. No other proposals were voted upon.

Board of Directors Elects Two New Board Members

In keeping with the Company’s ongoing Board of Director refreshment plan, Leggett & Platt is also pleased to announce the election of Mark Blinn and Jai Shah to its Board of Directors effective immediately.

Mr. Blinn, 57, was the President and Chief Executive Officer and a director of Flowserve Corporation (FLS), a leading provider of fluid motion and control products and services for the global infrastructure markets, from 2009 until his retirement in 2017. He previously served Flowserve as Chief Financial Officer from 2004-2009 and in the additional role of Head of Latin America from 2007-2009. Prior to Flowserve, Mr. Blinn served in senior finance, treasury and planning positions at FedEx Kinko’s Office and Print Services, Inc., Centex Corp., FirstPlus Financial Inc., Electronic Data Systems Corp. and Commercial Capital Funding Inc.

Mr. Blinn currently serves as the lead independent director of Texas Instruments, a global semiconductor design and manufacturing company, and as a director of Kraton Corporation, a leading global producer of polymers for a wide range of applications.

Mr. Blinn holds B.S., J.D. and MBA degrees from Southern Methodist University.

Mr. Shah, 53, serves as a Group President of Masco Corporation (MAS), a Fortune 500 global leader in the design, manufacture and distribution of branded home improvement and building products. In this position since 2018, Mr. Shah has responsibility for operating companies with leading brands in architectural coatings, decorative and outdoor lighting, windows, decorative hardware and wellness businesses in North America and Europe. He previously served as President of Delta Faucet Company, a Masco business unit, from 2014-2018, as Vice President and Chief Human Resources Officer of Masco from 2012-2014 and in various other executive strategic, financial and operational capacities at Masco since 2003. Prior to Masco, Mr. Shah held a number of senior management positions at Diversey Corporation and as Senior Auditor for KPMG Peat Marwick Chartered Accountants.

Mr. Shah is a Certified Public Accountant and Chartered Professional Accountant (Canada) and holds an MBA from the University of Michigan, and bachelor and master’s degrees in Accounting from the University of Waterloo in Waterloo, Ontario, Canada.

“Mark and Jai each bring unique and extensive experience in operational and financial leadership across multi-billion dollar global businesses,” said Ted Enloe, Board Chair. “We are extremely pleased to have them join our Board.”

Messrs. Blinn and Shah were identified through a national search that was conducted by Diversified Search. To learn more about other members of Leggett’s Board of Directors, visit www.leggett.com under the Corporate Governance and Directors tabs.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 136-year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 15 business units, 23,000 employee-partners, and 145 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) specialty bedding foams and private-label finished mattresses; d) components for home furniture and work furniture; e) flooring underlayment; f) adjustable beds; g) high-carbon drawn steel wire; and h) bedding industry machinery.

CONTACT:    Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Senior Vice President of Investor Relations

Wendy M. Watson, Director of Investor Relations

Cassie J. Branscum, Manager of Investor Relations

P. O. BOX 757 ● NO. 1 LEGGETT ROAD ● CARTHAGE, MISSOURI 64836-0757 ● 417/358-8131